Exhibit 10-hh

Written Description of

MEMC Electronic Materials, Inc. Cash Incentive Plan

Covering Executive Officers

1. General

MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) maintains a cash incentive plan that covers the Chief Executive Officer and the Company’s other executive officers. The plan is non-contractual. Under current practice, the Compensation and Nominating Committee (the “Committee”) makes annual and/or semi-annual cash awards under the plan to executive officers to recognize and reward individual and corporate performance. For each participant, the Committee establishes target and maximum bonus levels that are defined as a percentage of the participant’s base salary. The Company maintains the right to terminate or amend the cash incentive plan at any time.

2. Chief Executive Officer

For the Chief Executive Officer, the Committee establishes a number of performance objectives that may include Company financial performance, strategic objectives, individual performance objectives and the achievement of the executive officers and management employees reporting to the Chief Executive Officer. These objectives are separately weighted and are generally determined and evaluated by the Committee on an annual basis. Based on the achievement against these performance objectives, the Chief Executive Officer is entitled to receive a cash award on an annual basis.

3. Other Executive Officers

For the Company’s other executive officers, the Chief Executive Officer establishes a number of quarterly, semi-annual and/or annual performance objectives that may include Company financial performance, along with a number of individual performance and financial objectives applicable to each executive officer’s functional area. These objectives are reviewed and approved by the Committee on a quarterly, semi-annual or annual basis. These objectives are separately weighted and generally evaluated by the Committee on a quarterly or semi-annual basis. Based on the achievement against these performance objectives, the executive officers are entitled to receive cash awards on a semi-annual or annual basis.